Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Fourth Quarter Fiscal 2023 Results

Strong fourth quarter drives record full year 2023 sales and earnings

Fiscal 2024 outlook calls for another record year with continued margin expansion across both segments

Racine, WI – May 24, 2023 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2023.

Fourth Quarter Highlights:

•	Net sales of $618.1 million increased 8 percent from the prior year
•	Operating income of $48.5 million increased $27.9 million, or 135 percent, from the prior year, due in part to a significant restructuring charge recorded in the prior year
•	Adjusted EBITDA of $65.5 million increased $8.8 million, or 16 percent, from the prior year
•	Earnings per share of $1.69 compared to $0.16 in the prior year, and adjusted earnings per share of $0.67 increased $0.10, or 18 percent, from the prior year

Full Year Highlights:

•	Net sales of $2.3 billion increased 12 percent from the prior year
•	Operating income of $150.4 million increased $31.2 million, or 26 percent, from the prior year
•	Adjusted EBITDA of $212.1 million increased $53.3 million, or 34 percent, from the prior year
•	Earnings per share of $2.90 compared to $1.62 in the prior year, and adjusted earnings per share of $1.95 increased $0.72, or 59 percent, from the prior year

Fiscal 2024 Outlook:

•	Net sales up 4% to 10%
•	Adjusted EBITDA of $240 million to $260 million, up 13% to 23%

“Strong execution against our multiyear transformation strategy drove outstanding revenue and margin growth this quarter despite the increased level of volatility and uncertainty in the current market,” said Modine President and Chief Executive Officer, Neil D. Brinker. “Business segment performance exceeded our expectations and is a direct result of both the hard work of our teams to transform our business and focus on higher-value applications for our technologies. We are growing in targeted areas where we possess the expertise to provide superior solutions to our customers. These strategies, including our focus on commercial excellence, are leading to more favorable business mix and higher margins as we improve all aspects of our business processes. We expect these initiatives to continue to drive improvements as we move into fiscal 2024.”

Financial Results

Net sales increased 8 percent in the fourth quarter to $618.1 million, compared with $574.4 million in the prior year. On a constant currency basis, net sales increased 11 percent. The increase was driven by sales volume improvements and favorable commercial pricing in both the Climate Solutions and Performance Technologies segments.

Gross profit increased 18 percent in the fourth quarter to $112.2 million and gross margin improved by 160 basis points to 18.2 percent. These increases were driven by higher sales volume and favorable commercial pricing, partially offset by inflationary cost increases and negative material pass through adjustments in the Performance Technologies segment.

Selling, general and administrative (“SG&A”) expenses were $60.9 million in the fourth quarter, which was 14 percent higher than the prior year. This increase was primarily driven by higher compensation-related expenses, including higher incentive compensation and, to a lesser extent, increases in other general and administrative expenses that have been impacted by inflationary market conditions.

Operating income in the fourth quarter was $48.5 million, compared to $20.6 million in the prior year. The increase was driven by higher gross profit and lower restructuring expenses as compared to the prior year. During the fourth quarter of fiscal 2023, the Company recorded $2.8 million of restructuring expenses and $0.4 million of environmental charges. During the fourth quarter of fiscal 2022, the Company recorded $21.1 million of restructuring expenses, primarily related to targeted headcount reductions, and environmental and other charges totaling $0.6 million. Excluding restructuring expenses, certain other charges, and depreciation and amortization expense, adjusted EBITDA of $65.5 million increased $8.8 million, or 16 percent, compared with $56.7 million in the prior year.

Earnings per share was $1.69 in the fourth quarter, compared with $0.16 in the fourth quarter last year. This increase was primarily due to higher operating income as compared to the prior year and the reversal of a significant portion of a valuation allowance on deferred tax assets in the U.S.  Adjusted earnings per share was $0.67 in the fourth quarter, compared with adjusted earnings per share of $0.57 in the fourth quarter of the prior year. This improvement was primarily driven by higher gross profit on higher sales volume.

Fourth Quarter Segment Review

•
Climate Solutions segment sales were $263.0 million, compared with $259.5 million one year ago, an increase of 1 percent. On a constant currency basis, sales increased 5 percent from the prior year. This increase was driven by higher sales of data center cooling products, partially offset by lower sales of heat transfer and HVAC and refrigeration products. The segment reported gross margin of 23.2 percent, which was 170 basis points higher than the prior year, primarily due to higher sales volume and favorable commercial pricing. The segment reported operating income of $34.2 million, a 7 percent increase from the prior year. Adjusted EBITDA was $41.8 million, an increase of $3.2 million, or 8 percent, from the prior year.

•
Performance Technologies segment sales were $364.1 million, compared with $322.5 million one year ago, an increase of 13 percent. On a constant currency basis, sales increased 16 percent. This increase primarily resulted from higher sales across all product groups as well as favorable commercial pricing.  The segment reported gross margin of 14.0 percent, up 170 basis points from the prior year. The margin improvement was primarily driven by higher sales volume and favorable commercial pricing. This was partially offset by inflationary cost increases and negative material pass through adjustments. The segment reported operating income of $24.5 million, a $31.0 million improvement compared to the prior year, primarily due to higher gross profit and lower restructuring expenses, as compared to the prior year. Adjusted EBITDA was $33.3 million, an increase of $11.2 million, or 51 percent, from the prior year.

Full-Year Fiscal 2023 Overview

In fiscal 2023, net sales increased 12 percent to $2,297.9 million. The increase was driven by higher sales in both segments, with particularly strong gains in sales of data center products, heat transfer products and air- and liquid-cooled products to the off-highway, automotive and commercial vehicle markets. Gross margin increased 180 basis points to 16.9 percent, primarily due to higher sales volume and favorable commercial pricing compared to the prior year.

The Company reported operating income of $150.4 million compared to $119.2 million in the prior year. This $31.2 million improvement was driven primarily by higher gross profit on higher sales volume. During fiscal 2023, restructuring expenses and environmental charges totaled $7.2 million. During fiscal 2022, the Company recorded a $55.7 million net impairment reversal primarily related to its liquid-cooled automotive business, and recorded restructuring expenses, a loss on sale of the Austrian air-cooled automotive business, and certain other charges totaling $40.5 million. Excluding these items and depreciation and amortization expense, adjusted EBITDA was $212.1 million in fiscal 2023 and $158.8 million in fiscal 2022. Earnings per share in fiscal 2023 was $2.90 compared with $1.62 in fiscal 2022, and adjusted earnings per share in fiscal 2023 was $1.95, compared with $1.23 in fiscal 2022.

Balance Sheet & Liquidity

Net cash provided by operating activities for the year ended March 31, 2023 was $107.5 million, an increase of $96.0 million compared to the prior year. Free cash flow for the year ended March 31, 2023 was $56.8 million, an improvement of $85.6 million from the prior year, primarily resulting from higher operating earnings and favorable net changes in working capital. Cash payments for restructuring activities, strategic reorganization costs, environmental costs and certain other items during the year ended March 31, 2023 totaled $18.5 million.

Total debt was $352.7 million as of March 31, 2023. Cash and cash equivalents at March 31, 2023 were $67.1 million. Net debt was $285.6 million as of March 31, 2023, a decrease of $47.0 million from the end of fiscal 2022.

Outlook

“Fiscal 2023 was an important year for Modine as we made tremendous progress executing against our strategic plan and delivered strong financial results, which we expect to replicate in fiscal 2024,” added Brinker. “In Climate Solutions, our full year adjusted EBITDA margin is within the 13-15 percent range targeted for fiscal 2024, a full year ahead of schedule. We expect this improvement to continue with further gains toward our longer term margin targets next year. Also, despite the planned later application of 80/20 initiatives in Performance Technologies, the segment drove significant margin improvements this year that we expect to accelerate next year. I am proud of what this team has accomplished, and am confident that our strategies will result in further improvements as we work to meet our commitments and reach our goals.”

Based on current exchange rates and market outlook, Modine provides its outlook for fiscal 2024:

Fiscal 2024	Current Outlook
Net Sales	+4% to 10%
Adjusted EBITDA	$240 to $260 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 25, 2023 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its fourth quarter and fiscal year 2023 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 25, 2023. A call-in replay will be available through midnight on June 1, 2023 at 877-660-6853, (international replay 201-612-7415); Conference ID# 13734605. The Company will post a transcript of the call on its website on or after May 31, 2023.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources.  More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2022 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2022, September 30, 2022, and December 31, 2022. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, rising energy costs, along with supply chain challenges or supplier constraints, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, increases in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, COVID-19, the military conflict in Ukraine and other matters, that have been or may be implemented in the U.S. or abroad; the impact of COVID-19 on the national and global economy, our business, suppliers, customers, and employees; the overall health and pricing focus of our customers; our ability to successfully execute our strategic and operational plans, including applying 80/20 principles to our business; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of program launches, unexpected volume increases or decreases, and product transfers; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, and constant currency (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges or reversals, strategic reorganization costs and certain other gains or charges.  Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges or reversals, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges or reversals, strategic reorganization costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2024 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2024 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $23 to $25 million, a provision for income taxes of approximately $38 to $45 million, and depreciation and amortization expense of approximately $58 to $62 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items.  Estimates of these expenses and gains for fiscal 2024 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Net sales	$618.1	$574.4	$2,297.9	$2,050.1
Cost of sales	505.9	479.2	1,908.5	1,740.8
Gross profit	112.2	95.2	389.4	309.3
Selling, general & administrative expenses	60.9	53.5	234.0	215.1
Restructuring expenses	2.8	21.1	5.0	24.1
Impairment charges (reversals) – net	-	-	-	(55.7)
Loss on sale of assets	-	-	-	6.6
Operating income	48.5	20.6	150.4	119.2
Interest expense	(6.0)	(3.8)	(20.7)	(15.6)
Other expense – net	(0.3)	(0.5)	(4.4)	(2.1)
Earnings before income taxes	42.2	16.3	125.3	101.5
Benefit (provision) for income taxes	48.1	(7.8)	28.3	(15.2)
Net earnings	90.3	8.5	153.6	86.3
Net earnings attributable to noncontrolling interest	(0.4)	(0.1)	(0.5)	(1.1)
Net earnings attributable to Modine	$89.9	$8.4	$153.1	$85.2

Net earnings per share attributable to Modine shareholders – diluted	$1.69	$0.16	$2.90	$1.62

Weighted-average shares outstanding – diluted	53.1	52.4	52.8	52.5

Condensed consolidated balance sheets (unaudited)
(In millions)

	March 31, 2023	March 31, 2022
Assets
Cash and cash equivalents	$67.1	$45.2
Trade receivables	398.0	367.5
Inventories	324.9	281.2
Other current assets	56.4	63.7
Total current assets	846.4	757.6
Property, plant and equipment – net	314.5	315.4
Intangible assets – net	81.1	90.3
Goodwill	165.6	168.1
Deferred income taxes	83.7	27.2
Other noncurrent assets	74.6	68.4
Total assets	$1,565.9	$1,427.0

Liabilities and shareholders' equity
Debt due within one year	$23.4	$29.4
Accounts payable	332.8	325.8
Other current liabilities	150.9	139.3
Total current liabilities	507.1	494.5
Long-term debt	329.3	348.4
Other noncurrent liabilities	129.9	126.0
Total liabilities	966.3	968.9
Total equity	599.6	458.1
Total liabilities & equity	$1,565.9	$1,427.0

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Twelve months ended March 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$153.6	$86.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	54.5	54.8
Impairment charges (reversals) – net	-	(55.7)
Loss on sale of assets	-	6.6
Stock-based compensation expense	6.6	5.7
Deferred income taxes	(59.6)	(3.8)
Other – net	4.8	3.1
Changes in operating assets and liabilities:
Trade accounts receivable	(40.7)	(55.6)
Inventories	(49.4)	(70.7)
Accounts payable	10.2	55.1
Accrued compensation and employee benefits	6.4	9.8
Other assets	19.6	(2.4)
Other liabilities	1.5	(21.7)
Net cash provided by operating activities	107.5	11.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(50.7)	(40.3)
Proceeds from (payments for) disposition of assets	0.3	(7.6)
Other – net	-	(3.1)
Net cash used for investing activities	(50.4)	(51.0)

Cash flows from financing activities:
Net (decrease) increase in debt	(26.1)	40.8
Purchase of treasury stock under share repurchase program	(7.3)	-
Other – net	0.1	(1.6)
Net cash (used for) provided by financing activities	(33.3)	39.2

Effect of exchange rate changes on cash	(2.0)	(0.4)

Net increase (decrease) in cash, cash equivalents and restricted cash	21.8	(0.7)

Cash, cash equivalents and restricted cash - beginning of period	45.4	46.1

Cash, cash equivalents and restricted cash - end of period	$67.2	$45.4

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Net sales:
Climate Solutions	$263.0	$259.5	$1,011.9	$910.5
Performance Technologies	364.1	322.5	1,316.2	1,172.4
Segment total	627.1	582.0	2,328.1	2,082.9
Corporate and eliminations	(9.0)	(7.6)	(30.2)	(32.8)
Net sales	$618.1	$574.4	$2,297.9	$2,050.1

	Three months ended March 31,				Twelve months ended March 31,
	2023		2022		2023		2022
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Climate Solutions	$61.1	23.2%	$55.9	21.5%	$223.6	22.1%	$166.3	18.3%
Performance Technologies	50.9	14.0%	39.6	12.3%	166.1	12.6%	142.2	12.1%
Segment total	112.0	17.9%	95.5	16.4%	389.7	16.7%	308.5	14.8%
Corporate and eliminations	0.2	-	(0.3)	-	(0.3)	-	0.8	-
Gross profit	$112.2	18.2%	$95.2	16.6%	$389.4	16.9%	$309.3	15.1%

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Operating income:
Climate Solutions	$34.2	$32.0	$124.1	$73.4
Performance Technologies	24.5	(6.5)	65.6	77.4
Segment total	58.7	25.5	189.7	150.8
Corporate and eliminations	(10.2)	(4.9)	(39.3)	(31.6)
Operating income	$48.5	$20.6	$150.4	$119.2

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Net earnings	$90.3	$8.5	$153.6	$86.3
Interest expense	6.0	3.8	20.7	15.6
(Benefit) provision for income taxes	(48.1)	7.8	(28.3)	15.2
Depreciation and amortization expense	13.8	14.4	54.5	54.8
Other expense – net	0.3	0.5	4.4	2.1
Restructuring expenses (a)	2.8	21.1	5.0	24.1
Impairment charges (reversals) – net (b)	-	-	-	(55.7)
Loss on sale of assets (c)	-	-	-	6.6
Environmental charges (d)	0.4	0.2	2.2	3.8
Strategic reorganization and automotive exit costs (e)	-	0.4	-	6.0
Adjusted EBITDA	$65.5	$56.7	$212.1	$158.8

Net earnings per share attributable to Modine shareholders - diluted	$1.69	$0.16	$2.90	$1.62
Restructuring expenses (a)	0.05	0.40	0.08	0.45
Impairment charges (reversals) – net (b)	-	-	-	(0.94)
Loss on sale of assets (c)	-	-	-	0.13
Environmental charges (d)	0.01	-	0.04	0.07
Strategic reorganization and automotive exit costs (e)	-	0.01	-	0.12
Debt amendment costs (f)	-	-	0.01	-
Tax valuation allowances (g)	(1.08)	-	(1.08)	(0.22)
Adjusted earnings per share	$0.67	$0.57	$1.95	$1.23

(a)
Restructuring expenses include employee severance-related expenses and equipment transfer costs.  The fiscal 2023 restructuring expenses primarily relate to targeted headcount reductions within the Climate Solutions and Performance Technologies segments.  The fiscal 2022 restructuring expenses primarily relate to headcount reductions in Europe within the Performance Technologies segment.  The tax benefit related to restructuring expenses during the fourth quarter of fiscal 2023 and fiscal 2022 was $0.3 million and $0, respectively.  The tax benefit related to restructuring expenses during fiscal 2023 and fiscal 2022 was $0.6 million and $0.3 million, respectively.

(b)
The net impairment reversal during fiscal 2022 primarily relates to the Company's liquid-cooled automotive business.  In connection with the termination of the agreement to sell this business in the third quarter of fiscal 2022, the Company reversed a significant amount of previously-recorded impairment charges within the Performance Technologies segment. The tax charge related to the net impairment reversal during fiscal 2022 was $6.1 million.

(c)
The Company's sale of its air-cooled automotive business in Austria closed on April 30, 2021.  As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022.  There was no tax impact associated with this transaction.

(d)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.
(e)
The fiscal 2022 amounts include costs recorded at Corporate associated with the Company’s strategic reorganization and automotive exit strategy.  During fiscal 2022, the Company recorded SG&A expenses totaling $3.4 million related to recruiting new senior management and the Company’s implementation of 80/20.  In addition, the Company recorded $2.6 million of costs associated with its review of strategic alternatives for its automotive businesses, including costs to prepare the businesses for sale.  These costs were primarily recorded as SG&A expenses and consisted of accounting, legal, and IT professional services.  There were no tax benefits related to the strategic reorganization or automotive exit strategy costs during fiscal 2022.

(f)
In October 2022, the Company amended and extended its primary debt agreement in the U.S. that provides for a five-year revolving credit facility and term loans.  In connection with the credit agreement modification, the Company recorded $0.7 million of costs as interest expense during the third quarter of fiscal 2023.  There was no tax benefit associated with these costs.

(g)
During the fourth quarter of fiscal 2023, the Company reversed the valuation allowance on certain deferred tax assets in the U.S.  As a result, the Company recorded an income tax benefit of $57.3 million.  During fiscal 2022, the Company reversed valuation allowances on deferred tax assets in Italy, China, and the Netherlands.  These reversals were partially offset by a valuation allowance established on other deferred tax assets in China.  As a result, the Company recorded net income tax benefits totaling $11.4 million during fiscal 2022.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended March 31, 2023				Three months ended March 31, 2022
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income (loss)	$34.2	$24.5	$(10.2)	$48.5	$32.0	$(6.5)	$(4.9)	$20.6
Depreciation and amortization expense	5.7	7.9	0.2	13.8	6.1	8.0	0.3	14.4
Restructuring expenses (a)	1.9	0.9	-	2.8	0.5	20.6	-	21.1
Environmental charges (a)	-	-	0.4	0.4	-	-	0.2	0.2
Strategic reorganization and automotive exit costs (a)	-	-	-	-	-	-	0.4	0.4
Adjusted EBITDA	$41.8	$33.3	$(9.6)	$65.5	$38.6	$22.1	$(4.0)	$56.7

Net sales	$263.0	$364.1	$(9.0)	$618.1	$259.5	$322.5	$(7.6)	$574.4
Adjusted EBITDA margin	15.9%	9.1%		10.6%	14.9%	6.9%		9.9%

	Twelve months ended March 31, 2023				Twelve months ended March 31, 2022
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$124.1	$65.6	$(39.3)	$150.4	$73.4	$77.4	$(31.6)	$119.2
Depreciation and amortization expense	21.7	31.8	1.0	54.5	23.6	29.9	1.3	54.8
Restructuring expenses (a)	2.2	2.8	-	5.0	2.2	21.9	-	24.1
Impairment charges (reversals) – net (a)	-	-	-	-	0.3	(56.0)	-	(55.7)
Loss on sale of assets (a)	-	-	-	-	-	-	6.6	6.6
Environmental charges (a)	-	-	2.2	2.2	-	-	3.8	3.8
Strategic reorganization and automotive exit costs (a)	-	-	-	-	-	-	6.0	6.0
Adjusted EBITDA	$148.0	$100.2	$(36.1)	$212.1	$99.5	$73.2	$(13.9)	$158.8

Net sales	$1,011.9	$1,316.2	$(30.2)	$2,297.9	$910.5	$1,172.4	$(32.8)	$2,050.1
Adjusted EBITDA margin	14.6%	7.6%		9.2%	10.9%	6.2%		7.7%

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	March 31, 2023	March 31, 2022
Debt due within one year	$23.4	$29.4
Long-term debt	329.3	348.4
Total debt	352.7	377.8

Less: cash and cash equivalents	67.1	45.2
Net debt	$285.6	$332.6

Modine Manufacturing Company
Free cash flow (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$39.6	$4.1	$107.5	$11.5
Expenditures for property, plant and equipment	(15.5)	(9.6)	(50.7)	(40.3)
Free cash flow	$24.1	$(5.5)	$56.8	$(28.8)

Net sales - constant currency (unaudited)
(In millions)

	Three months ended March 31,
	2023			2022
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Climate Solutions	$263.0	$8.3	$271.3	$259.5
Performance Technologies	364.1	9.8	373.9	322.5
Segment total	627.1	18.1	645.2	582.0
Corporate and eliminations	(9.0)	-	(9.0)	(7.6)
Net sales	$618.1	$18.1	$636.2	$574.4

SOURCE: Modine

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com